UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2014

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

New Credit Facility with Wells Fargo Bank, National Association ("Wells Fargo")

On December 15, 2014, Barrett Business Services, Inc. (the "Company"), announced that it has reached an agreement in principle for a new credit facility with Wells Fargo, its principal bank. Under the terms of the agreement, the credit facility will include a $40.0 million two-year term loan maturing January 1, 2017, as well as a $14.0 million revolving credit line, with a $5.0 million sublimit for previously unsecured standby letters of credit, maturing October 1, 2017. The term loan will bear interest at LIBOR plus 4%, while the interest rate on advances under the revolving credit line is LIBOR plus 2%.

The agreement in principle with Wells Fargo also provides for an increase of up to a total of $117.9 million in cash-secured letters of credit to satisfy collateral requirements associated with various surety deposits for workers’ compensation purposes. At September 30, 2014, the secured letters of credit with Wells Fargo totaled $20.9 million.

The Company intends to use a combination of cash on hand and proceeds from the term loan to address the Company’s workers’ compensation reserve funding requirements by no later than December 31, 2014.

2015 Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be presented directly at the 2015 annual meeting of stockholders (the "2015 annual meeting") but not included in the Company's proxy materials, as well as any nominations by a stockholder of persons for election as a director to be presented at the 2015 annual meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company's Bylaws and received at the Company's principal executive offices at the address listed above no earlier than December 23, 2014, and no later than January 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: December 15, 2014	By:	/s/ Michael L. Elich
Michael L. Elich President and Chief Executive Officer